Exhibit 99.1

Chemomab Therapeutics Announces Third Quarter 2021 Financial Results and
Provides a Corporate Update

--Expands Senior Management Team While Advancing Two Independent Phase 2 Trials and
Preparing to Initiate a Third in Early 2022--

TEL AVIV, Israel, November 12, 2021 -- Chemomab Therapeutics, Ltd. (Nasdaq: CMMB), (Chemomab) a clinical-stage biotech company focused on the discovery and development of innovative therapeutics for fibrotic and inflammatory diseases with high unmet need, today announced financial and operating results for the third quarter ended September 30, 2021, and provided a corporate update.

Recent Highlights and Upcoming Events

•
Presenting a poster at The Liver Meeting® 2021, being held November 12-15, 2021, confirming that CCL24, the target for Chemomab’s first-in-class monoclonal antibody CM-101, induces the liver inflammation and fibrosis seen in primary cholangitis sclerosis (PSC) and other diseases. The preclinical data also show CM-101 can interfere with the core fibrotic and inflammatory mechanisms driving the pathophysiology of PSC, providing further evidence that CM-101 potentially could be an effective treatment for PSC and for other fibrotic and inflammatory diseases.

•
Named Donald Marvin as Chief Financial Officer, Executive Vice President and Chief Operating Officer. Mr. Marvin is a seasoned biotech executive with over 35 years of experience in corporate finance and fundraising, strategy, corporate development, mergers and acquisitions, and operations in both public and private life sciences companies.

•
Hosted Webinar featuring KOL Dr. Dinesh Khanna, who discussed the systemic sclerosis (SSc) treatment landscape, high unmet medical need for more holistic therapies, and how use of composite endpoints could facilitate the clinical development of disease-modifying therapies. Chemomab researchers highlighted the extensive data supporting CM-101’s anti-fibrotic and anti-inflammatory effects and unveiled the design of the upcoming Phase 2 clinical trial in SSc, expected to begin in early 2022.

•
Presented data on CM-101 at the Fifth Annual Antifibrotic Drug Development Summit highlighting the role of CCL24 as a key target for fibrosis and inflammation, including data describing the preclinical validation of CCL24, the development process for CM-101 from discovery to clinical trials, and optimization of the clinical trial design using patient samples.

•
Announced collaboration with Leeds University to further elucidate the role of CCL24 in the vascular damage associated with systemic sclerosis. Led by Professor Francesco Del Galdo, Head of the Scleroderma Program at the Leeds Musculoskeletal Biomedical Research Centre, the collaboration seeks to provide additional insights into the mechanisms underlying CCL24-associated vascular damage. It also could uncover additional application opportunities for CM-101.

•
Appointed Dale Pfost, PhD as Chief Executive Officer. The addition of Dr. Pfost, who brings more than 30 years of diverse experience as a life sciences senior executive, entrepreneur and venture investor, reflects a planned strategic expansion of the Chemomab senior management team.                     Dr. Adi Mor will continue as Chief Scientific Officer. A shareholder vote confirmed Dr. Pfost’s appointment.

“In my first weeks as CEO, I continue to be impressed with the diligence and overall excellence of the Chemomab team, and I am delighted to be part of this exceptional organization,” said Dale Pfost, PhD, CEO of Chemomab. “With two established Phase 2 programs underway targeting conditions with high unmet medical need and a third Phase 2 program in systemic sclerosis, the most lethal of the rheumatic diseases, expected to begin soon, we have a great deal to look forward to in the coming year. We anticipate readouts from the ongoing Phase 2 clinical trials in PSC and liver fibrosis in 2022, and we are hopeful that the results will confirm the potential of CM-101, our ‘pipeline in a product’, to treat multiple severe fibrotic and inflammatory diseases. With targeted additions to our senior team, including life sciences veteran CFO and COO Don Marvin now onboard, we believe we are well positioned to continue advancing our pipeline while also assessing selected strategic opportunities to further grow the business."

Program Updates:

CM-101 Phase 2a SPRING trial in primary sclerosing cholangitis continues to enroll patients. The SPRING study is a multi-center, randomized, double-blind, placebo-controlled, multiple dose trial designed to evaluate CM-101's anti fibrotic effects in PSC patients, as well as its safety, pharmacokinetics and pharmacodynamics. In response to challenges related to the evolving COVID-19 pandemic, Chemomab has expanded the number of trial sites beyond the UK and Israel to include additional territories with significant recruitment potential. The company anticipates it will report data from this trial in the second half of 2022.

CM-101 Phase 2a SPLASH trial in liver fibrosis remains on track, with data expected in the first half of 2022.  The SPLASH study is a multi-center, randomized, double-blind, placebo-controlled, multiple dose study designed to assess the mechanism of action, safety, pharmacokinetics and pharmacodynamic effects, as well as the anti-fibrotic effects of a subcutaneous formulation of CM-101 in NASH patients with fibrosis stage F2-F3.

CM-101 Phase 2 clinical trial for the treatment of systemic sclerosis is scheduled to begin early in 2022. Preparations for initiation of the Phase 2 trial in systemic sclerosis are continuing. The trial will be a multi-center, randomized, double-blind, placebo-controlled study with two treatment arms designed to assess CM-101 as a treatment for patients with diffuse systemic sclerosis. The study will enroll 220 patients who will be equally distributed between the two treatment arms. Participating patients will be treated for a period of 45 weeks. The study will include 100 participating sites in the US, EU and Israel.

Third Quarter 2021 Financial Highlights

•
Cash, cash equivalents (including bank deposits) as of September 30, 2021, were $64.3 million compared to $11.7 million at December 31, 2020. The existing cash position is expected to fund the Company’s current operating plan until mid-2023.

•	During the quarter ended September 30, 2021, Chemomab did not sell shares under the Company's ATM program.

•
Research and Development expenses for the three months ended September 30, 2021, were $1.5 million, compared to $1.0 million for the three months ended September 30, 2020. The increase of about $0.5 million was primarily related to increases in expenses related to preclinical and clinical activities. R&D expenses are expected to substantially increase over the next several quarters as Chemomab continues to advance its clinical programs.

•
General and administrative expenses were $1.4 million for the three months ended September 30, 2021, compared to $0.2 million for the three months ended September 30, 2020.  The increase of about $1.2 million is primarily derived from expenses associated with public company operations, as well as about $370,000 in non-cash expenses associated with share-based compensation.

•
Net loss for the three months ended September 30, 2021, was $3.0 million or ($0.01) per basic and diluted ordinary share, compared to $1.2 million, or ($0.01) per basic and diluted ordinary share, for the prior year period.

For further details on the Company’s financial results, including the results for the nine and three months ended September 30, 2021, refer to the Form 10-Q filed with the SEC.

About Chemomab Therapeutics Ltd.
Chemomab is a clinical-stage biotech company focusing on the discovery and development of innovative therapeutics for fibrotic and inflammatory diseases with high unmet need. Based on the unique and pivotal role of the soluble protein CCL24 in promoting fibrosis and inflammation, Chemomab developed CM-101, a monoclonal antibody designed to bind and block CCL24 activity. CM-101 has demonstrated potential to treat multiple severe fibrotic and inflammatory diseases. It is currently in Phase 2 safety and efficacy trials in patients with primary sclerosing cholangitis (PSC) and liver fibrosis, with a third Phase 2 trial in systemic sclerosis (SSc) expected to begin early in 2022.

For more information on Chemomab, visit www.chemomab.com.

Forward Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements include, among other things, statements regarding the clinical development pathway for CM-101; the future operations of Chemomab and its ability to successfully initiate and complete clinical trials and achieve regulatory milestones; the nature, strategy and focus of Chemomab; the development and commercial potential and potential benefits of any product candidates of Chemomab; and that the product candidates have the potential to address high unmet needs of patients with serious fibrosis-related diseases and conditions. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Chemomab’s current expectations. Forward-looking statements involve risks and uncertainties. Because such statements deal with future events and are based on Chemomab’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Chemomab could differ materially from those described in or implied by the statements in this presentation, including: the uncertain and time-consuming regulatory approval process; risks related to Chemomab’s ability to correctly manage its operating expenses and its expenses; Chemomab’s plans to develop and commercialize its product candidates, focusing on  CM-101; the timing of initiation of Chemomab’s planned clinical trials; the timing of the availability of data from Chemomab’s clinical trials; the timing of any planned investigational new drug application or new drug application; Chemomab’s plans to research, develop and commercialize its current and future product candidates; the clinical utility, potential benefits and market acceptance of Chemomab’s product candidates; Chemomab’s commercialization, marketing and manufacturing capabilities and strategy; Chemomab’s ability to protect its intellectual property position; and the requirement for additional capital to continue to advance these product candidates, which may not be available on favorable terms or at all. Additional risks and uncertainties relating to Chemomab’s and its business can be found under the caption “Risk Factors” and elsewhere in Chemomab’s filings and reports with the SEC. Chemomab expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Chemomab’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contacts:

Investor Relations:
Irina Koffler
LifeSci Advisors, LLC
Phone: +1-917-734-7387
ir@chemomab.com

Media:
Barbara Lindheim
BLL Partners for Chemomab
Phone: +1-917-355-9234
blindheim@bllbiopartners.com

Condensed Consolidated Balance Sheets

In USD thousands (except share amounts)

	Note	September 30,	December 31,
		2021	2020
Assets		Unaudited	Audited

Current assets
Cash and cash equivalents		37,744	11,674
Short term bank deposits		26,524	24
Other receivables and prepaid expenses		1,574	141

Total current assets		65,842	11,839

Non-current assets
Long term deposit		-	4
Long term prepaid expenses		952	-
Property and equipment, net		234	152
Restricted cash		53	53
Operating lease right-of-use assets		359	428
Total non-current assets		1,598	637

Total assets		67,440	12,476

Current liabilities
Trade payables		481	93
Accrued expenses		637	715
Employee and related expenses		451	438
Operating lease liabilities		61	70

Total current liabilities		1,630	1,316

Non-current liabilities
Operating lease liabilities - long term		298	358

Total non-current liabilities		298	358

Commitments and contingent liabilities

Total liabilities		1,928	1,674

Shareholders' equity	1

Ordinary shares no par value - Authorized: 650,000,000 shares as of September 30, 2021 and 500,000,000 shares as of December 31, 2020;		-	-
Issued and outstanding: 227,956,060 ordinary shares at September 30, 2021 and 9,274,838 ordinary shares at December 31, 2020		-	-

Additional paid in capital		96,649	34,497
Accumulated deficit		(31,137)	(23,695)

Total shareholders’ equity		65,512	10,802
Total liabilities and shareholders’ equity		67,440	12,476

•	Number of shares has been retroactively adjusted to reflect the share reverse split effected on March 16, 2021

Condensed Consolidated Interim Statements of Operations (Unaudited)

In USD thousands

	Three months	Three months	Nine months	Nine months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2021	2020	2021	2020

Operating expenses

Research and development	1,487	1,031	3,951	3,430

General and administrative	1,404	194	3,392	600

Total operating expenses	2,891	1,225	7,343	4,030

Financing income, net	77	(1)	99	(30)

Net loss for the period	2,968	1,224	7,442	4,000

Basic and diluted loss per Ordinary Share*	0.013	0.009	0.038	0.030

Weighted average number of Ordinary Shares outstanding, basic, and diluted*	227,956,060	139,397,366	195,292,384	134,360,798

*Number of shares has been retroactively adjusted based on the equivalent number of shares received by the accounting acquirer’s shareholders in the reverse recapitalization transaction